Exhibit 99.1
For Immediate Release: December 10, 2009
For More Information, Contact:
Thomas E. Leonard, Senior Vice President and Chief Financial Officer
Phone: 603-913-2300
Fax: 603-913-2305
Pennichuck Corporation Announces Sale of Common Stock
MERRIMACK, NH (December 10, 2009) — Pennichuck Corporation (NASDAQ: PNNW) today announced that it sold 350,000 shares of common stock to the public on December 10, 2009 at $21.00 per share and granted an over-allotment option to the underwriter to purchase an additional 52,500 shares at the same price per share. The Company intends to use the proceeds to repay outstanding indebtedness and for general corporate purposes.
Janney Montgomery Scott LLC is serving as sole underwriter for the offering. The offering is being made only by means of a prospectus supplement and prospectus. A copy of the prospectus supplement and the prospectus related to the offering can be obtained by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the shares covered by the prospectus supplement has previously been filed with, and declared effective by, the Securities and Exchange Commission.
Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire. Pennichuck Corporation’s common stock trades on the Nasdaq Global Market under the symbol “PNNW.” The Company’s website is at www.pennichuck.com.